EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated October 29, 2013 (the "Agreement"), is between PANACHE BEVERAGE INC, a Florida corporation ("Panache"), and PANACHE BEVERAGE INC. (the "Company"), a Delaware corporation and a wholly-owned subsidiary of Panache. Panache and the Company are sometimes hereinafter collectively referred to as the "Constituent Corporations."

RECITALS

WHEREAS, Panache is a corporation organized and existing under the laws of the State of Florida, and, as of the date hereof, has 27,055,091 shares of common stock, $0.001 par value per share, issued and outstanding ("Panache Common Stock"); and

WHEREAS, the Company is a corporation organized and existing under the laws of the State of Delaware, and, as of the date hereof, has 100 shares of common stock, par value $0.001 per share, issued and outstanding ("Company Common Stock"), all of which are held by Panache; and

WHEREAS, the respective Boards of Directors of Panache and the Company have adopted and approved, as the case may be, this Agreement, which is the plan of merger for purposes of the Florida Business Corporation Act and the agreement of merger for purposes of the Delaware General Corporation Law, and the transactions contemplated by this Agreement, including the Merger (as hereinafter defined); and

WHEREAS, the Board of Directors of Panache has determined that for the purpose of effecting the reincorporation of Panache into the State of Delaware, this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Panache and its shareholders, and the sole Director of the Company has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and its sole stockholder; and

WHEREAS, the respective Boards of Directors of Panache and the Company have determined to recommend this Agreement and the Merger to their respective shareholders and stockholder, as the case may be.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Panache and the Company hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I
MERGER

1.1.          Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Florida Business Corporation Act, Panache shall be merged with and into the Company (the "Merger"), whereupon the separate existence of Panache shall cease and the Company shall be, and is hereinafter sometimes referred to as, the "Surviving Corporation.

1.2.          Filing and Effectiveness. The Merger shall become effective, upon the filing of (i) the certificate of merger with the Secretary of State of the State of Delaware and (ii) the articles of merger with the Secretary of State of the State of Florida, unless another date and time is set forth in the certificate of merger and the articles of merger. The date and time when the Merger shall become effective is referred to herein as the "Effective Date of the Merger."

1.3.          Effect of the Merger.

(a)          On the Effective Date of the Merger, the Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the Florida Business Corporation Act and the Constituent Corporations shall become a single corporation, which shall be the Company, and the separate existence of Panache shall cease except to the extent provided by the laws of the States of Florida and Delaware. The Company shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in the Company without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Company shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations and any existing claim, action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Corporation may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

(b)          On the Effective Date, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which Panache is then a party shall be automatically assumed by, and continue to be the plan of, the Company, without further action by Panache or the Company or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, Panache Common Stock, after the Effective Date of the Merger, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Company Common Stock.

(c)          As necessary, following the Effective Date of the Merger, the Company shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Merger and to reflect the fact that it is a Delaware corporation.

(d)          Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Date of the Merger, all the properties, rights, privileges, powers and franchises of Panache shall vest in the Surviving Corporation, and, subject to the terms of this Agreement, all debts, liabilities, restrictions, disabilities and duties of Panache shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

(e)           The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

ARTICLE II
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1.          Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2.          Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3.          Directors and Officers. The directors and officers of the Surviving Corporation as of the Effective Date of the Merger shall be the same as the directors and officers of Panache immediately prior to the Effective Date of the Merger.

ARTICLE III
MANNER OF CONVERSION OF SHARES

3.1.          Panache Common Stock. Upon the Effective Date of the Merger, each share of Panache Common Stock (excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.3 of this Agreement) that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into the right to receive one fully paid and nonassessable share of Company Common Stock (the "Merger Consideration"). As of the Effective Date of the Merger, all shares of Panache Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate that previously represented such shares of Panache Common Stock shall thereafter represent the Merger Consideration for all such shares. No fractional shares of the Common Stock will be issued in connection with the Merger.

3.2           Panache Convertible Securities. All outstanding and unexercised portions of all options, warrants and securities exercisable or convertible by their terms into Panache Common Stock (including convertible promissory notes), whether vested or unvested, which are outstanding immediately prior to the Effective Date (each, a “Panache Convertible Security”) shall be assumed by the Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of Company Common Stock as the holder of such Panache Convertible Security would have been entitled to receive had such holder exercised or converted such Panache Convertible Security in full immediately prior to the Effective Date (not taking into account whether such Panache Convertible Security was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions (continuous employment with Panache will be credited to an optionee for purposes of determining the vesting of the number of shares of the Company Common Stock subject to exercise under an assumed option at the Effective Date). As soon as practicable after the Effective Date, the Company shall deliver to each holder of a Panache Convertible Security an option, warrant or convertible security, as the case may be, in the Company, and shall take all steps to ensure that a sufficient number of shares of Company Common Stock is reserved for the exercise of such Panache Convertible Security for each share of Company Common Stock so reserved as of the Effective Date.

3.3.          Dissenting Shareholders. Any holder of shares of Panache Common Stock who perfects his or her dissenters' rights of appraisal in accordance with and as contemplated by Section 607.1302 of the Florida Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to Sections 607.1320 through 607.1333 of the Florida Business Corporation Act; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Business Corporation Act, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date of the Merger a dissenting shareholder of Panache fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting shareholder shall be entitled to receive the Merger Consideration in accordance with Section 3.1 upon surrender of the certificate or certificates representing the shares of Panache Common Stock held by such shareholder.

3.4.          The Company Common Stock. Upon the Effective Date of the Merger, each share of Company Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

3.5.          Exchange of Certificates.

(a)          After the Effective Date of the Merger, each holder of an outstanding certificate representing Panache Common Stock (excluding holders of certificates who perfect their dissenters' rights of appraisal as provided in Section 3.3 of this Agreement) may, at such holder's option, surrender the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the Merger Consideration. Until so surrendered, each outstanding certificate theretofore representing Panache Common Stock shall be deemed for all purposes to represent the Merger Consideration and the associated rights.

(b)           The registered owners of Panache Common Stock on the books and records of Panache immediately prior to the Effective Date of the Merger (excluding registered owners who perfect their dissenters' rights of appraisal as provided in Section 3.3 of this Agreement) shall be the registered owners of Company Common Stock on the books and records of Company immediately after the Effective Date of the Merger, and the holders of shares of Panache Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Company Common Stock that the holders of Panache Common Stock would be entitled to receive pursuant to the Merger.

(c)           Each certificate representing Company Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing Panache Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d)           If any certificate representing shares of Company Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV
GENERAL PROVISIONS

4.1.          Covenants of Panache. Panache covenants and agrees that it will on or before the Effective Date of the Merger takes all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

4.2.          Covenants of the Company. The Company covenants and agrees that it will on or before the Effective Date of the Merger:

(a)           take such action as may be required to qualify to do business as a foreign corporation in the states in which Panache is qualified to do business immediately before the Effective Date of the Merger and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

(b)           take all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

4.3.          Conditions to the Obligations of the Constituent Corporations to Effect the Merger. The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the Merger of the following conditions:

(a)           The Agreement shall have been approved by a majority of the outstanding shares of Panache Common Stock entitled to vote on the Agreement, and the Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote on the Agreement.

(b)           No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

4.4.          Further Assurances. From time to time, as and when required by the Company, Panache shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and Panache shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in the Company or confirm that the Company shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Panache on the Effective Date of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the Effective Date of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.

4.5.          Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the shareholders or stockholder, as the case may be, of any or both of the Constituent Corporations.

4.6.          Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 615 South DuPont Highway, Dover, DE 19901 and National Corporate Research, Ltd. is the registered agent of the Surviving Corporation at such address.

4.7.          Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in, and copies thereof will be furnished to any shareholder or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.

4.8.          Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws) and, so far as applicable, the merger provisions of the Florida Business Corporation Act.

4.9.          Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Panache and the Company have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

PANACHE BEVERAGE INC a Florida corporation

By:	/s/ James Dale
James Dale
Chief Executive Officer

PANACHE BEVERAGE INC a Delaware corporation

By:	/s/ James Dale
James Dale
Chief Executive Officer